Exhibit 10.1

Motorsport Games Inc.	September 8, 2022

5972 NE 4th Avenue

Miami, FL 33137

Attention: Board of Directors

Re: Support Agreement

Dear Motorsport Games Board Members:

This Support Agreement (“Support Agreement”) is to confirm the following:

(1)	At Motorsport Games’ written request, Motorsport Network will promptly issue a $3 million cash advance (the “Cash Advance”) to Motorsport Games under the $12 million Line of Credit between the parties, initially dated as of April 1, 2020, and as amended as of September 4, 2020 and September 15, 2020 (the “$12 million Line of Credit”), the proceeds of which Motorsport Games will use for general corporate purposes and working capital;

(2)	Motorsport Network and Motorsport Games hereby agree that the Cash Advance and any and all future advances (collectively, the “Advances”) under the $12 million Line of Credit shall be, in terms of payment priority, senior indebtedness of Motorsport Games and, unless Motorsport Network otherwise agrees in writing, any other indebtedness hereafter incurred, issued, assumed or permitted to exist by Motorsport Games shall be unsecured and subordinated and otherwise junior in right of payment to the Advances on terms acceptable to Motorsport Network, except as may be required by applicable law (such as in the case of claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers or for taxes); and

(3)	Motorsport Network and Motorsport Games agree that the Side Letter Agreement dated September 4, 2020 is hereby terminated. Notwithstanding the foregoing, until June 30, 2024, Motorsport Network agrees not to demand repayment of the Cash Advance or other Advances under the $12 million Line of Credit unless and until such time that any of the following shall occur or exist: (i) Motorsport Games enters into a new financing arrangement (whether debt, equity or otherwise) after the date hereof under which Motorsport Games is then able to draw or provides Motorsport Games with available cash in excess of amounts required in Motorsport Games’ reasonable judgment to run its operations in the ordinary course of business; (ii) Motorsport Games generates from operations available cash in excess of amounts required in Motorsport Games’ reasonable judgment to run its operations in the ordinary course of business; or (iii) Motorsport Games’ independent auditors issue an unqualified opinion on its financial statements and Motorsport Games’ repayment of the advances, in whole or in part, would not otherwise cause the independent auditor to issue a going concern qualified opinion. Upon the occurrence of any of the foregoing events, Motorsport Games shall prepay on such date principal amount of the Cash Advance and other Advances under the $12 million Line of Credit then outstanding in an amount equal to such available excess cash or, in the case of (iii) above, the amount that would not cause the independent auditor to issue a going concern qualified opinion, together with interest accrued but unpaid on the unpaid Cash Advance and other Advances, which repayment obligation shall continue until all such advances are paid in full. The entire aggregate principal amount of the Cash Advance and the other Advances, together with interest accrued but unpaid thereon, shall also become immediately and automatically due and payable, and the $12 million Line of Credit shall immediately and automatically terminate, in each case without any action required by Motorsport Network, if (i) Motorsport Games experience an event of default under any other debt instrument, agreement or arrangement; or (ii) any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who have not disclaimed liability with respect to such judgment or judgments) of $500,000 or its foreign currency equivalent is entered against Motorsport Games or any subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (b), such default continues for 60 consecutive days; and

(4)	Motorsport Network will vote all of its shares of Motorsport Games Class A and Class B common stock in favor of a reverse stock split of the Company’s Class A and Class B common stock at a ratio recommended by Motorsport Games’ Board of Directors and in favor of any required actions related to such reverse stock split, subject to customary conditions.

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Motorsport Games will promptly commence preparation for the aforesaid reverse stock split and proceed with its organizational restructuring as approved by Motorsport Games’ Board of Directors.

This Support Agreement: (i) is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives; (ii) constitutes the entire agreement of the parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the parties with respect to the subject matter of this Support Agreement; (iii) may be executed in one or more counterparts (which may be by electronic means), each of which shall be deemed an original and all of which shall constitute one and the same agreement; (iv) may be amended or waived, if, and only if, such amendment or waiver is in writing and signed by each of the parties hereto; and (v) shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of any conflicts of law principles that would require the application of the law of another jurisdiction and the parties (a) irrevocably submit to the exclusive jurisdiction of any court located in Miami-Dade County, Florida for the purposes of any suit, action or other proceeding arising hereunder, (b) unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising hereunder in any such court, (c) waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (d) irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

In the event that any of the provisions of this Support Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Support Agreement shall otherwise remain in full force and effect. Nothing expressed or referred to in this Support Agreement will be construed to give any person, entity or body, other than the parties to this Support Agreement, any legal or equitable right, remedy, or claim under or with respect to this Support Agreement or any provision of this Support Agreement. This Support Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Support Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, except as may be set forth in a writing by the party charged with any such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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The parties agree that the text of any press release issued by Motorsport Games describing this Support Agreement and transactions contemplated hereby shall be reasonably satisfactory to Motorsport Network, except as required by applicable laws, rules, regulations and listing standards.

Best regards,

MOTORSPORT NETWORK, LLC

By:	/s/ Mike Zoi
Mike Zoi
Manager

ACKNOWLEDGED AND AGREED:

MOTORSPORT GAMES INC.

By:	/s/ Dmitry Kozko
Dmitry Kozko
Chief Executive Officer

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